EXHIBIT 10.64
                                    SUBLEASE



1.     PARTIES

      This Sublease is entered into by and between THE SCRIPPS RESEARCH INSTITUTE (hereinafter, "Sublessor") and AGOURON PHARMACEUTICALS, INC. (hereinafter, "Sublessee"), as a Sublease under the Master Lease dated January 26, 1994 entered into by THE REGENTS OF THE UNIVERSITY OF CALIFORNIA as Landlord, and Sublessor under this Sublease as Tenant.
      A copy of the Master Lease is attached hereto as Exhibit A and is incorporated by reference herein. This Agreement shall be effective ("Effective Date") as of the later of November 1, 1996 or the date on which TSRI delivers possession of any part of the Premises (as defined below) to Agouron.

2.     PROVISIONS CONSTITUTING SUBLEASE

       A. Except as otherwise provided herein, this Sublease is subject to all of the terms and conditions of the Master Lease set forth in Exhibit A hereto, and Sublessee shall comply with the terms and conditions in said Master Lease, to the extent said terms and conditions are applicable to the Premises subleased pursuant to this Sublease. Sublessee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Master Lease.

       B. Provided Sublessee is not in default hereunder, Sublessor agrees not to exercise its early termination option as set forth in paragraph 50 of the Master Lease.

       C. No provision shall be construed to create any joint venture, partnership, employer/employee, or agency relationship between the parties to this Sublease agreement.

       D. Except as otherwise provided herein, all of the terms and conditions contained in the Master Lease (Exhibit A hereto) are incorporated by reference as though fully set forth herein as terms and conditions of this Sublease (with each reference therein to Landlord and Tenant to be deemed to refer to Sublessor and Sublessee) and, along with all of the following Sections set out in this Sublease, shall be the complete terms and conditions of this Sublease.

3.     PREMISES

       Sublessor leases to Sublessee and Sublessee hires from Sublessor the following described Premises together with all improvements therein, situated in the City of San Diego, County of San Diego, State of California, located at 10280 North Torrey Pines Road, Suites 485A and 485B, and a storage room provided by the Landlord in the garage area (hereinafter, "Suite 485C"), totaling approximately 4550 rentable square feet (rsf), as outlined in the floor plan attached hereto as Exhibit B and incorporated by reference herein.

4.     TERM

       A. The term of this Sublease shall be for a period of two (2) years and five (5) months, commencing on November 1, 1996 and ending at midnight on March 31, 1999, unless sooner terminated pursuant to any provision hereof.

       B. On the last day of the term hereof or on any sooner termination, Sublessee shall surrender the Premises to Sublessor in the same condition as when received, ordinary wear and tear excepted, clean and free of debris and ready for immediate occupancy by a new tenant.

       C. In the event Sublessor is unable to deliver possession of the Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable. Sublessee shall not be liable for rent until such time as Sublessor offers to deliver possession of the Premises to Sublessee, but the term hereof shall not be extended by such delay. Should Sublessor be unable to deliver possession of any portion of the Premises by December 31, 1996, this Sublease shall be voidable at the sole option of Sublessee. If Sublessee, with Sublessor's consent, takes possession prior to the commencement of the term, Sublessee shall do so subject to all of the covenants and conditions hereof and shall pay rent for the period ending with the commencement of the term at the same rental as that prescribed for the first month of the term, prorated at the rate of 1/30th thereof per day.

5.     RENT AND OTHER CHARGES PAYABLE BY SUBLESSEE

       Sublessee shall pay to sublessor as base rent ("Base Rent") for the Premises in advance on the first day of each calendar month during the remaining portion of the first calendar year of the term of this Sublease (i.e., from November 1, 1996 through December 31, 1996) without deduction, offset, prior notice or demand, in lawful money of the United States, the sum of fourteen thousand, five hundred sixty dollars ($14,560.00). The Base Rent shall be adjusted according to the provisions, schedules and indices set forth in Paragraphs 4 and 7 of the Master Lease attached as Exhibit A hereto. Such adjustments to the Sublessee's Base Rent shall be in a percentage equivalent to the adjustments made to Sublessor's Base Rent under the Master Lease and shall occur on the same date(s) that adjustments are made pursuant to the Master Lease.

       If the commencement date is not the first day of a calendar month, or if the Sublease termination date is not the last day of a calendar month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates. Said Base Rent shall include operating expenses, utilities, and janitorial service, except as otherwise provided herein.

       Receipt of $14,560.00 is hereby acknowledged for rental for the first month. Receipt of an additional $14,560.00 as a non-interest-bearing security deposit for performance under this Sublease is also acknowledged. In the event Sublessee has performed all of the terms and conditions of this Sublease throughout the term and has paid all sums owing to Sublessor, upon Sublessee vacating the Premises, the security deposit shall be returned to Sublessee.

6.     USE

       The Premises shall be used and occupied only for general office use and for laboratories for scientific research, or any other use which is reasonably comparable and for no other purpose. The Premises shall not be used or occupied for any purpose inconsistent with San Diego Municipal Code Section 101.0434, which applies to areas zoned for scientific research.

       Sublessee's business shall be established and conducted throughout the term hereof in a first class manner. Sublessee shall not use the Premises for, or carry on, or permit to be carried on, any offensive, noisy or dangerous trade, business, manufacture, or occupation, nor permit any auction sale to be held or conducted on or about the Premises. Sublessee shall not do or suffer anything to be done upon the Premises which will cause structural injury to the Premises or the building of which the Premises forms a part. The Premises shall not be overloaded and no machinery, apparatus or other appliance shall be used or operated in or upon the Premises which will in any manner injure, vibrate, or shake the Premises or the building of which it is a part. No use shall be made of the Premises which will in any way impair the efficient operation of the sprinkler system (if any) within the building containing the Premises. Sublessee shall not leave the Premises unoccupied or vacant during the term. No musical instrument of any sort, or any noise making device, will be operated in or allowed upon the Premises for the purpose of attracting trade or otherwise. Sublessee shall not use or permit the use of the Premises or any part thereof for any purpose which will increase the existing rate of insurance upon the building in which the Premises are located, or cause a cancellation or non-renewal of any policy covering the building or any part thereof. If any action on the part of Sublessee or use of the Premises by Sublessee shall cause, directly of indirectly, any increase of Sublessor's insurance expense, said additional expense shall be paid by Sublessee to Sublessor upon written demand. No such payment by Sublessee shall limit Sublessor in the exercise of any other rights or remedies, or constitute a waiver of Sublessor's right to require Sublessee to discontinue such act or use.

7.     HAZARDOUS MATERIALS

       In addition to the provisions set forth in Paragraph 47 of the Master Lease, Sublessee further agrees to the following provisions.

       A. Sublessee shall indemnify Sublessor and Sublessor's affiliated corporations, including TSRI, Scripps Health, Scripps Foundation for Medicine and Science, and Scripps Institution of Medicine and Science, and their respective trustees, officers, partners, directors, shareholders, employees, contractors, agents, successors, and assigns (collectively, "Sublessor's Persons") and shall defend (with counsel previously approved by Sublessor in writing, which approval shall not unreasonably be withheld) and hold harmless Sublessor and Sublessor's Persons from and against any and all claims, suits, court or administrative proceedings, losses, costs, damages, liabilities, deficiencies, fines, penalties, forfeitures, punitive damages or expenses (including, without limitation, attorneys' fees), death of or injury (including, without limitation, sickness or disease to any person or tangible damage to any real or personal property whatsoever, incurred by, arising out of, based upon or resulting from (i) Sublessee's failure to perform or observe any of its obligations or agreements under Paragraph 47 of the Master Lease; (ii) the release, threatened release, generation, discharge, storage, disposal or transportation of any Toxic Material under, in or about, to or from the Premises occurring or resulting from acts or omissions of Sublessee or Sublessee's employees, agents, or invitees taking place on or after Sublessee takes possession of the Premises (and not resulting from any negligent or willful misconduct of Sublessor); or (iii) the failure of Sublessee or its employees, agents or invitees to comply with any environmental or hazardous substance laws. The foregoing indemnification shall survive the expiration of the Term or earlier termination of this Sublease.

       B. As a material inducement to Sublessor to allow Sublessee to use Toxic Materials in connection with its activities, Sublessee agrees to deliver to Sublessor on November 1, 1996, November 1, 1997, November 1, 1998, and March 31, 1999 ("Disclosure Dates"), a report disclosing to Sublessor the names and amounts of all Toxic Materials which were stored, used, transported upon, or disposed of on the Premises, or which Sublessee intends to store, use or dispose of on the Premises, for the year prior to and after each Disclosure Date. The matter to be identified in the disclosure (the "Toxic Materials Report") shall be all matter reasonably considered to be hazardous, toxic, infectious, or radioactive, including all matter identified as Toxic Materials or Hazardous Substances according to the Hazardous Substance Laws referred to hereinabove. Said Toxic Materials Report shall also list any and all governmental approvals or permits required in connection with the presence of such Toxic Materials on the Premises and a copy of the Hazardous Substances business plan prepared pursuant to Health and Safety Code Sections 25500, et seq. Sublessee shall deliver to Sublessor true and correct copies of the following documents

             (hereinafter referred to as the "Documents"), relating to the handling, storage, disposal and emission of Toxic Materials upon written request: (i) permits; (ii) approvals; (iii) reports and correspondence relating to the release of Toxic Materials; (iv) storage and maintenance plans; (v) notice of violations of any laws; (vi) plans relating to the installation of any storage tanks to be installed in or under the Premises (provided, said installation of tanks shall only be permitted after Sublessor has given Sublessee its written consent to do so, which consent may be withheld in Sublessor's sole discretion); and (vii) all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on or under the Premises. Sublessor acknowledges that it is not the intent of this Section to prohibit Sublessee from carrying on its operations or to unreasonably interfere with such operations. Sublessee may carry on its operations according to the custom of the industry so long as the use, presence and disposal of Hazardous Substance is strictly and properly monitored according to all applicable governmental requirements.

             The aforementioned disclosures shall be hand-delivered, sent via courier, or sent via overnight delivery and shall be addressed to: Director, Environmental Health and Safety, The Scripps Research Institute, 10550 North Torrey Pines Road, Mail Drop BCC-078, La Jolla, CA 92037, phone: (619) 784-8240.

      C. Notwithstanding the provisions of this Section, Sublessor shall have the right to terminate this Sublease in the event that (i) Sublessee uses the Premises for the generation, storage, use, treatment or disposal of Toxic Materials in a manner prohibited by applicable law and such use has a material adverse effect on Sublessor or the Premises; (ii) Sublessee has been required by any governmental authority to take remedial action in connection with Toxic Materials contaminating the Premises if the contamination resulted from Sublessee's action or use of the Premises and such remedial action has a material adverse effect on Sublessor or the Premises; or (iii) Sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of Toxic Materials on the Premises and such enforcement order has a material adverse effect on Sublessor or the Premises. Each of the foregoing events shall be deemed to be a material default by Sublessee under this Sublease.

      D. Upon the expiration or upon any early termination of this Sublease, Premises shall be returned by Sublessee to Sublessor in good operating condition and free of Toxic Materials. At that time, presuming there has been no release, discharge or emission of Toxic Materials on the Premises during Sublessee's occupancy thereof, Sublessee shall furnish to Sublessor, at Sublessee's sole cost, the results of appropriate environmental tests and studies as may be customary, reasonable, and in accordance with all applicable requirements of governmental entities and applicable environmental laws, so as to obtain assurance that the Premises are free from any Toxic Materials or contamination in excess of legally permissible levels. If, however, a release, discharge or emission of Toxic Materials has occurred on the Premises during Sublessee's occupancy thereof, Sublessee shall furnish to Sublessor, at Sublessee's sole cost, a then-customary environmental audit or similar remediation plan for the Premises, plus such additional tests and studies as may be customary, reasonable or recommended by said audit, so as to obtain a then-customary and reasonable verification that the Premises are free from any Toxic Materials or contamination in excess of legally permissible levels. If said tests or studies indicate that there are any impermissible levels of Toxic Materials on the Premises, then, to the extent such impermissible levels of Toxic Materials were generated by Sublessee, Sublessee shall pay for all costs necessary to clean up and remedy said impermissible levels of Toxic Materials to the extent such levels of Toxic Materials are not permitted by applicable governmental laws or regulations. Sublessor shall cooperate in good faith with Sublessee to approve a remediation plan which mitigates the overall damages and costs. but if such remediation plan involves a delay in completing the remediation, then Sublessee shall agree to toll the statute of limitations for the duration of said delay applicable to any claim against Sublessee related to Sublessee's obligation to clean up Toxic Materials. Provided, however, Sublessee shall have no duty with respect to any such Toxic Materials which (i) were on the Premises prior to the effective date, or (ii) were placed on the Premises by means of spillage or seepage from a neighboring property, or (iii) were generated by Sublessor.

      E. Sublessee's obligations under this section and under Paragraph 47 of the Master Lease shall survive the termination of this Sublease. During any period of time employed by Sublessee after the termination of this Sublease to complete the removal from the Premises of any such Toxic Materials, Sublessee shall continue to pay the full Rent in accordance with this Sublease. (Provided, however, to the extent that some or all of the Premises continue to be used while the remediation work is being conducted, then said rental income or value of the portion of the Premises which are used shall be credited against the Rent otherwise payable by Sublessee for the same premises and time period.)

8.     MISCELLANEOUS PROVISIONS

      A. Parking: Sublessor shall provide Sublessee approximately eighteen (18) parking spaces in the parking garage in accordance with Paragraph 40 of the Master Lease (Exhibit A hereto).

      B. Utility Usage: Sublessor and Sublessee intend to prorate the cost of utility usage including air conditioning, heating and electrical usage based on Sublessor being responsible for fifty-five and five-tenths percent (55.5%) of such charges and Sublessee being responsible for forty-four and five-tenths percent (44.5%) of such charges. Should either party use excessive utility services, then such party will be responsible for the cost of the excess utility usage.

      C. Telecommunications Room: Sublessor, upon reasonable notice to Sublessee, will have access to the telecommunications room located in the Premises leased to Sublessee as outlined on the floor plan attached hereto as Exhibit B.

     D. Warm Room: The parties hereto understand and acknowledge that access to an incubation area or "warm room" is important to the scientific research conducted by both parties. Since the Premises contain a warm room to which both parties hereto desire access, Sublessee agrees that, until a replacement solution (in the form of additional warm room facilities) is identified, Sublessor shall have unrestricted, exclusive access to the warm room facilities contained within the leased Premises. In consideration for said access, Sublessor agrees to reduce the rent due to Sublessor from Sublessee by fifty percent (50%) during the time Sublessor has access to the warm room facilities within the leased Premises, until such time that a replacement solution is in operation. Sublessor further agrees to use its reasonable best efforts to make a replacement solution available.

      E. First Right to Negotiate: Sublessor will provide Sublessee with a first right to negotiate to lease the remaining space occupied by Sublessor if Sublessor vacates said space any time during the term of the Sublease.

      F. Storage Room: Sublessor and Sublessee agree to prorate the cost of the storage room which provides deionized water and other services, whereby Sublessee shall pay Sublessor a monthly charge of $175.00/month with annual CPI adjustments, pursuant to paragraph 49 of the Master Lease.


9.     NOTICES

       All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Sublessor or Sublessee, respectively, at the addresses set forth after their signatures hereinbelow. All rent and other payments due pursuant to this Sublease or the Master Lease shall be made by Sublessee to Sublessor at the same address.

///

///

          IN WITNESS WHEREOF, the parties have executed this Sublease by their duly authorized representatives as of the date set forth above.


SUBLESSOR:                              SUBLESSEE:

THE SCRIPPS RESEARCH INSTITUTE          AGOURON PHARMACEUTICALS, INC.


By:  /S/ DONNA J. WESTON                 By:  /S/ GLENN ZINSER
     ---------------------------              ---------------------------
     Donna J. Weston

Title:  Vice President and               Title:  VP, Operations
        Chief Financial Officer

  10550 N. Torrey Pines Road             10350 N. Torrey Pines Road
  La Jolla, CA 92037                     La Jolla, CA 92037

Dated:  11/4/96                          Dated: 11/4/96